EXHIBIT 99.2

To Our Shareholders:

	Attached is a Prospectus of WesBanco, Inc. (the "Corporation") describing the Corporation's Amended Dividend Reinvestment and Stock Purchase Plan (`Plan") as it is currently in effect. The purpose of the Plan is to provide you with a convenient and economical way to purchase additional shares of common stock. The Plan offers shareholders the opportunity to purchase shares of the Corporation's Common Stock, $2.0833 par value, with automatically reinvested dividends and/or voluntary cash payments, without payment of brokerage commissions, fees or service charges.

	Shares of Common Stock purchased with reinvested dividends or voluntary cash payments will be purchased from the Corporation at the market value of the Common Stock determined as provided in the Plan, which is based on the average stock price on the five business days preceding each Investment Date, or in open market purchases at the direction of the Plan Administrator. The date on which dividends and voluntary cash payments will begin to be invested will be the first business day of the month following a month in which either voluntary cash payments or dividends have been received by the Plan Administrator. Voluntary cash payments may not be less than $10 nor more than $5,000 per month. To purchase shares on a given Investment Date, voluntary cash payments must be received no later than the Investment Date. Payments received after an Investment Date will be invested on the next Investment Date.

	Complete details on the Plan are provided in the Prospectus in an easy to understand question and answer format. I encourage you to read it carefully. If you have any additional questions, please call (304) 234-9436.

	If you do not currently participate in the Plan and you wish to do so, simply sign the enclosed authorization form and return it to us in the enclosed envelope. To expedite your enrollment you might want to fax your form to us and follow up with the original in the enclosed envelope. Please use the following fax number: FAX No. - (304) 234-9450, ATTN: Shareholder Relations. Reminder: Original form will need to be furnished by mail if you FAX your form.


                                         Sincerely,

                                         /s/ Paul M. Limbert

                                         Paul M. Limbert
                                         President and Chief Executive Officer

WesBanco
1 Bank Plaza
Wheeling, WV  26003